Exhibit 10.26

TRANSITION AND SEPARATION AGREEMENT

THIS TRANSITION AND SEPARATION AGREEMENT (“Agreement”) is entered into between Sarah Kilgore (“Employee”) and CPI Card Group Inc. (“Employer”) (collectively, “the Parties”).

A.WHEREAS, Employee has been employed by Employer as a Chief Legal and Compliance Officer and Corporate Secretary.

B.WHEREAS, Employee and Employer wish to amicably end the employment relationship.

C.WHEREAS, Employee is subject to the Executive Severance Guidelines adopted by the Employer on June 22, 2017 as in effect on January 25, 2024 (“Severance Guidelines”).

NOW THEREFORE, in consideration of the promises and covenants contained herein, Employer and Employee agree as follows:

1.Transition and Separation from Employment.

a.Transition and Separation. Employee and Employer understand and agree that, effective as of January 25, 2024 (the “Transition Date”), Employee will resign from Employee’s position as Chief Legal and Compliance Officer and Corporate Secretary of Employer and will be relieved of all duties, except as otherwise set forth herein. For the entire period between the Transition Date and September 30, 2024 (the “Termination Date” and such period the “Transition Period”), Employee will be considered a non-executive in the role of Senior Advisor, during which time Employee shall be available to provide transition services (the “Transition Services”) upon Employer’s request as set forth in a side letter (“Letter”) to this Agreement. As of the Termination Date, and subject to the remainder of this Agreement, Employee will be terminated without Cause (as defined in the Severance Guidelines) and Employee’s employment and performance of any Transition Services will cease. Employer will pay Employee all compensation earned through the Termination Date and any accrued and unused vacation pay through the Termination Date on the Termination Date (the “Final Pay”). Employee is not required to sign this Agreement (or the Supplemental Release attached as Exhibit A hereto (the “Supplemental Release”)) in order to receive her Final Pay.

b. Transition Benefits. During the Transition Period: (i) Employee shall continue to be an employee of Employer and shall continue to receive the Employee’s base salary as in effect on the Transition Date (which the Parties acknowledge is $400,000), paid in prorated installments in accordance with the Employer’s ordinary payroll practices; and (ii) Employee shall continue to participate in any incentive, welfare or retirement benefit plans in which Employee participated as of the Transition Date, including a prorated payment under the Short Term Incentive Plan (“STIP”) with a target bonus opportunity equal to $225,000 on the same terms (including, for the avoidance of doubt, with respect to any “true-ups” or similar adjustments) as similarly situated employees and subject to the eligibility and other terms and conditions of each such plan; provided, that (A) Employee’s payment under the 2024 STIP shall be based solely on the corporate performance criteria established for the 2024 STIP, with no adjustment for personal performance (or, if personal performance is a calculated component of the payout calculation, Employee’s personal performance shall be deemed achieved at the target level for such component), (B) Employee shall not be required to be employed on the payment date in order to receive a payment under the 2024 STIP and (C) the 2024 STIP payment shall be made at the same time payments under the 2024 STIP are made to similarly situated employees, and in any case no later than March 15, 2025. For the avoidance of doubt, if the 2024 STIP has quarterly and annual components, Employee shall be eligible for a quarterly bonus for all quarters during the

Transition Period and a prorated annual bonus for 2024. The benefits described in this Paragraph 1(b) are referred to herein as the “Transition Benefits”.  For the avoidance of doubt, Employee shall not be entitled to receive a 2024 Long-Term Incentive Plan award or any other equity grant from the Company during the Transition Period.

c.Acceleration of Termination Date. Notwithstanding the above provisions of Paragraphs 1(a) and 1(b), Employer may only accelerate the Termination Date (and thus the Transition Period will end) on a date prior to September 30, 2024 if Employer determines that Employee engaged in Cause (as defined in the Severance Guidelines).

2.Consideration by Employer.  As consideration for Employee’s promises and obligations under this Agreement, including but not limited to, the general release set forth in Paragraph 4 of this Agreement, the Supplemental Release attached as Exhibit A, and the restrictive covenants set forth in Paragraph 9, Employer will provide Employee with the following severance benefits (collectively, the “Severance Benefits”), to which Employee is not otherwise entitled, provided that Employee (i) is not terminated for Cause (as defined in the Severance Guidelines) prior to the Termination Date; and (ii) signs, returns, and does not revoke this Agreement or the Supplemental Release as described herein and complies with their terms:

a.Severance Pay. The total gross amount of $625,000 (the “Separation Pay”) less applicable deductions and withholding requirements, which the Parties agree is equivalent to the sum of one (1) year of Employee’s base pay and 2024 STIP target bonus and which shall be paid as salary continuation for a period of one (1) year following the Termination Date on a pro-rata basis in accordance with the Employer’s regular payroll schedule, commencing on the first regular payroll period after expiration of the revocation period set forth in Paragraph 12 of this Agreement (the “Severance Period”), but in any event no later than sixty (60) days following the Employee’s “separation from service”  under Section 409A of the Internal Revenue Code of 1986, as amended, and with the first payment to include the pro-rata portion that would have been paid between Employee’s “separation from service” and such first payment.

b.Outplacement.  Six (6) months of executive outplacement services, with the provider to be chosen by Employee, subject to Employer’s reasonable approval. Such outplacement services must be initiated, if at all, within three (3) months following the Termination Date.

c.Insurance Premiums.  If Employee is eligible for the continuation of medical, dental and vision insurance for Employee and/or eligible dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), Employee and/or eligible dependents shall receive such continuation coverage, subject to the conditions and requirements of COBRA, to the extent permitted by COBRA.  Employer will pay an amount equal to its portion of the group health premium which Employee is enrolled in at the time of separation. Such payment is included in the Separation Pay and will be made through the end of the installments identified in Paragraph 2.a. above. If this Agreement does not become effective, and/or if Employee does not timely elect COBRA Coverage, Employee’s current health care coverage will end on January 31, 2024 or the last day of any month in which the Termination Date falls.

d.Equity Treatment.  Subject to Employee’s continued compliance with the terms of this Agreement including, for the avoidance of doubt Paragraph 2(e) below, and Employee’s continued service through the Termination Date, Employee shall be eligible to receive (i) continued vesting of Employee’s outstanding stock options with respect to the Company through September 30, 2027, with Employee’s outstanding stock options exercisable through the earlier of (x) the maximum expiration date of such stock options and (y) and the two-year anniversary of the expiration of the Severance Period and (ii) Employee’s outstanding restricted stock units shall continue to vest during the Transition Period and, upon the expiration of the Transition Period, the unvested portion of the outstanding restricted stock units as of such date shall accelerate and be settled by the Company no later than March 15, 2025.

e. Cooperation. During the Transition Period and for the duration of the Severance Period (collectively, the “Cooperation Period”), Employee shall, upon Employer’s request, be generally available to Employer to respond to questions from Employer related to matters with respect to which Employee has or had special knowledge and expertise arising from Employee’s employment, and shall cooperate fully in any administrative, investigative, litigation or other legal matter(s) that may arise or have arisen involving Employer or any of the other Releasees and which in any way relate to or involve Employee’s employment.  Employee’s obligation to cooperate hereunder shall include, without limitation, being available for questions or inquiries from the Employer, appearing from time to time for depositions, conferences, strategy sessions and interviews, and providing Employer with the full benefit of Employee’s knowledge with respect to any such matter.  Employee’s cooperation will be scheduled after reasonably taking into account Employee’s other commitments.  Employee shall be reimbursed for reasonable out-of-pocket expenses that Employee incurs in rendering cooperation pursuant to this Paragraph in a timely manner.

f.Compliance with Agreement. Employee understands and agrees that such Separation Benefits outlined in this Paragraph 2 are expressly conditioned upon Employee’s compliance with the terms of this Agreement and the Supplemental Release. Should Employee violate such term(s), Employee will not receive any further payments or benefits from Employer.

3.Continuation or Conversion of Benefits. Except to the extent provided herein, all employment benefits provided to Employee will terminate as described in accordance with the terms of the applicable benefit plans.

4.General Release by Employee. Employee individually and on behalf of her heirs, personal representatives, successors and assigns, hereby forever releases, waives and discharges Employer and any parent, subsidiary or otherwise affiliated corporation, partnership, firm or business, and their respective present and former directors, officers, shareholders, owners, managers, supervisors, employees, partners, attorneys, agents and representatives, and their respective successors, heirs and assigns (jointly and severally referred to as “Releasees”), from any and all actions, causes of action, claims, charges, demands, losses, damages, costs, attorneys’ fees, judgments, liens, indebtedness and liabilities of every kind and character, if any, whether known or unknown, suspected or unsuspected, that Employee may have or claim to have, in any way relating to and/or arising out of any event or act of omission or commission occurring prior to Employee’s execution of this Transition and Separation Agreement, or in any way relating to or arising out of this Agreement and/or Employer’s conduct pursuant to this Agreement and/or any tort, statutory or contract claims Employee may have against any of the Releasees, arising or existing through the date of this Agreement (collectively, “Claims”), including but not limited to:

a.	Claims arising under federal, state, or local laws prohibiting age, sex, sexual orientation, gender expression, marital status, race, color, creed, national origin, disability, handicap, religion, and any other form of discrimination, lawful off-duty conduct, or retaliation, including but not limited to, the 1866 Civil Rights Act, 42 U.S.C. § 1981, the Equal Pay Act, 29 U.S.C. § 206(d), the Americans With Disabilities Act, 42 U.S.C. § 12101, the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., as amended, including as amended by The Older Workers Benefit Protection Act, Pub. Law 101-433, 104 Stat. 978 (1990), Title VII of the 1964 Civil Rights Act, as amended, 42 U.S.C. § 2000e et seq.; the

Family and Medical Leave Act; the Employee Retirement Income Security Act; the Occupational Safety and Health Act; the Families First Coronavirus Response Act; the Colorado Anti-Discrimination Act, as amended, Colo. Rev. Stat. §§ 24-34-401 to -406; Colo. Rev. Stat. §§ 8-5-101 to -105 (equal pay); Colo. Rev. Stat. §§ 24-114-101 to -103 (whistleblower protection for private employees under contract with the state); Colo. Rev. Stat. § 13-71-126 (jury duty leave); Colo. Rev. Stat. § 1-7-102 (voter leave); and Colo. Rev. Stat. § 24-34-402.5 (off-duty activities);

b.	Any and all other claims, whether grounded in contract or tort theories, including, but not limited to: tort claims, or express or implied contract, quasi contract, or promissory estoppel claims;

c.	Retaliatory or wrongful termination claims, or claims alleging constructive discharge; and

d.	Any claims based upon any other theory, whether legal or equitable, arising from or related to any matter or fact arising out the events giving rise to this Agreement.

This Paragraph 4 is intended by the Parties to be all encompassing and to act as a full and total release of any claim, whether specifically enumerated herein or not, that Employee might have or have had, known or unknown, that exists or ever has existed on or prior to the date of this Agreement. This release does not include claims which by law cannot be released or to waive a right to any vested benefit. Further, claims challenging the validity of this Agreement under the ADEA as amended by the OWBPA are not released.  The release shall not release the Releasees or any of them from any Claim that by law cannot be waived or released nor shall it release Employer from its obligations under this Agreement or claims related to any already-vested benefits under the terms of any of Employer’s benefit plans.

Employer agrees not to contest any unemployment benefits to which Employee may be entitled.  Employer shall fulfill all duties to make true and accurate statements to government agencies administering unemployment benefits.

5.Employee’s Authority to Release and Assignability. Employee hereby warrants that Employee has not assigned or transferred to any person any portion of any Claim that is released, waived and discharged in Paragraph 4 above. Employee understands and agrees that this Agreement is personal to her. The duties, rights, and obligations set forth herein may not be delegated or assigned by Employee to any other person without Employer’s prior written consent. Employer’s rights and obligations hereunder may be assigned to any successor following a sale of Employer’s assets, or any other transaction involving a change in control.

6.Employee’s Continuing Obligation to Preserve Employer’s Confidential Information. Any prior agreements between Employee and Employer that impose confidentiality, nondisclosure, and/or other post-employment obligations upon her shall remain in force and effect (collectively, the “Restrictive Covenant Agreements”). In addition, Employee acknowledges that by reason of Employee’s position with Employer she has been given access to confidential information with respect to the business affairs of Employer. This confidential information may be, but is not limited to: all non-public information furnished or disclosed to or otherwise obtained by Employee in the course of Employee’s employment (including legal strategies), organizational, operating and business plans, policies and manuals, employee personnel files, information concerning planned or pending acquisitions, investments or divestitures, information concerning purchases of major equipment or property trades secrets, manufacturing plans, new product information and customer lists and contacts. Employee represents that she has held all such information confidential and will continue to do so, and in connection with such undertaking, will not engage in any conduct or activity reasonably related to her employment with the Employer which is likely to have an adverse effect on the operations of the Employer. Employee further agrees that she will not disclose, or cause to be disclosed in any way, any confidential information or documents obtained as a result of or in connection with her employment with Employer to any third person, without the express, written consent of an authorized agent of Employer, except for the purpose of enforcing the Agreement, should that ever be necessary. Employee also acknowledges and agrees that at all times, Employee shall remain bound by, and shall comply with, any and all applicable laws, codes, rules and canons of professional conduct and/or responsibility (as may be amended from time to time) that are applicable to Employee and/or Employee’s prior professional relationship with Employer and any and all of its affiliates as an attorney for the Employer and any and all of its affiliates, including without limitation Employee’s obligation to preserve the Employer and its affiliates’ attorney-client, work product and other applicable privileges. For the avoidance of doubt, confidential information will not include publicly available information, or information which Employee has a right to disclose as legally protected conduct.

7.No Interference; Disclosure Pursuant to Defend Trade Secrets Act of 2016.  Nothing in this Agreement shall be construed to prohibit or restrain Employee or officers and directors of the Company from communicating with, reporting possible violations of law or regulation to, filing a charge or complaint with, participating in any investigation or proceeding conducted by, or giving truthful testimony, statements, or disclosures (including disclosures protected under whistleblower provisions of federal law or regulation) to a governmental agency or regulatory entity, including the U.S. Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”), or a comparable state or local agency. Provided, however, Employee waives any right to recover monetary damages from the Releasees in any charge, complaint or lawsuit filed by Employee or anyone else on behalf of Employee for any released Claims; provided, however, that this Agreement does not limit Employee’s eligibility to receive an award under applicable law, if any, for providing truthful information or disclosures to the SEC. By signing this Agreement, Employee represents that Employee has not filed any complaint, charge, or lawsuit against any or all of the Releasees, and has not raised any Claims with a court or government agency against any or all of the Releasees. Nothing in this Agreement is intended to or does restrain Employee from disclosing the underlying facts of any alleged discriminatory or unfair employment practice. For the avoidance of doubt, the disclosure of the underlying facts of any alleged discriminatory or unfair employment practice within the parameters specified within this Paragraph does not constitute disparagement, including under Paragraph 8. Additionally, Employee acknowledges she is being provided with the following disclosure: Pursuant to the Defend Trade Secrets Act of 2016, an individual may not be held criminally liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

8.Non-Disparagement.  Except in the context of a proceeding with the SEC, EEOC, NLRB, OSHA, or other comparable state or local government agency, in compelled sworn testimony, or as otherwise may be required by law (or, in the case of the National Labor Relations Act, permitted by law), and subject to Paragraph 7 above, (a) Employee agrees not to engage in any form of conduct, or make any statements or representations that disparage or otherwise impair the reputation, goodwill or commercial interests of Employer and its affiliates and their respective employees, directors, and officers during Employee’s employment with Employer and following the Termination Date, and (b) Employer shall direct its current officers and directors not to disparage or otherwise impair the reputation or goodwill of Employee during Employee’s employment with Employer and after the Termination Date. In the event of a breach of this provision, subject to applicable law, Employer may cease making any payments to Employee, rescind all other obligations, if any, and take appropriate legal action where necessary.  For the avoidance of doubt, as required under applicable law, Employer will not seek to enforce or seek damages under this Paragraph 8 or any other sections of this Agreement relating to non-disparagement and/or non-disclosure if Employer has first disparaged Employee to a third party.

9.Restrictive Covenants. For a period of two (2) years following the Termination Date (“Restricted Period”), Employee shall not:

a.directly or indirectly solicit, divert, entice or otherwise take away any customers, former customers, active prospects business, patronage of Employer (x) with respect to which Employee had direct professional contact during the twelve (12) months immediately prior to the termination of Employee’s employment with Employer, (y) with respect to which Employee learned confidential information as a result of Employee’s employment, or (z) with respect to which Employee performed services during Employee’s employment with Employer; and

b.directly or indirectly solicit or induce, or attempt to solicit or induce, any employee, representative, contractor or agent of Employer or its affiliates with whom Employee had professional contact during the course of her employment to terminate his, her, or its employment, representation, or other association with Employer.

Nothing herein shall be construed to restrict the right of Employee from engaging in the practice of law.

10.Employment References. Employee agrees to direct any third-party inquiries regarding her employment to Employer’s Chief Human Resources Officer.  Employer agrees that in response to any employment reference request from a third party, and in response to any other external request for information about Employee’s employment with Employer, Employer’s response will be limited to verification of Employee’s employment dates, job titles, and positions. No further information will be provided, unless accompanied by Employee’s prior written consent or the information is requested through appropriate legal processes.  For the avoidance of doubt, nothing in this Paragraph 10 prevents Employee from seeking, or any Company employee from voluntarily giving, a personal reference on behalf of Employee.

11.Consideration Period and Advice to Consult with Counsel.  Employee acknowledges that this Transition and Separation Agreement (including the Supplemental Release) is an offer to pay Employee the separation and transition benefits provided herein in return for a complete and full general release of the Releasees from any and all claims Employee may have against Employer, except for claims that may not be released by law. Employee is hereby informed that the terms of this Agreement shall be open for acceptance and execution by her for a period of twenty-one (21) calendar days from the date of receipt, during which time Employee is advised and encouraged to consult with an attorney of her choice (and at her cost) and to consider whether to accept this Agreement.  Changes to this Agreement, whether material or immaterial, will not restart the running of this twenty-one (21) calendar day acceptance period.  To receive the consideration provided for in this Agreement, including, but not limited to, any consideration described in Paragraph 2, Employee must return a signed and dated original copy of this Agreement to Chief Human Resources Officer, CPI Card Group Inc., 10368 W. Centennial Road, Littleton, CO 80127, within twenty-one (21) calendar days from the date of receipt.

12. Right to Revoke. Employee is hereby informed of Employee’s right to revoke (cancel) this Agreement as far as it extends to potential claims under the Age Discrimination in Employment Act (“ADEA”) by written notice to Employer within seven (7) calendar days following Employee’s execution of this Agreement. Any such revocation must be made in writing and delivered by hand or by certified mail, return receipt requested, postmarked on or before the last day of the applicable revocation period to the representative identified in Paragraph 11. If Employee exercises her right to revoke her release of claims under the ADEA, Employer may, at its option, either nullify this Agreement in its entirety, or keep it in effect in all respects other than as to that portion of the release of claims that Employee has revoked.  Employee agrees and understands that if Employer chooses to nullify this Agreement in its entirety, Employer will have no obligations under this Agreement.

13.Acknowledgment of Paid Wages and Leave. Employee acknowledges that except as otherwise provided by this Agreement, Employee has received all wages, salary, reimbursements, and benefits from Employer and that she has received all legally required leave to which she may have been entitled.

14.Return of Employer Property and Information. No later than the Termination Date (or earlier, if requested by Employer), Employee shall (a) return to Employer all information (electronic and hardcopy) and other property of Employer and its affiliates, including but not limited to all materials furnished to Employee during employment, confidential and proprietary information of Employer and its affiliates, IT equipment (including all laptops and other computer equipment, electronic storage devices, cell phones, and similar devices), and documents in any form (electronic and hardcopy), and (b) provide Employer with all passwords and similar information for Employer-provided systems and programs that will be necessary for Employer to access materials on which Employee worked or to continue in its business.

15.Acknowledgment of Disclosure. Employee acknowledges that as of the date she signed this Agreement, she has reported to Employer any known or suspected deficiencies to the Employer’s controls and financial statement reporting, or any adjustments needed to the Employer’s financial disclosures, to which she is aware based on her duties and knowledge as Chief Legal and Compliance Officer and Corporate Secretary.

16.Confidentiality.  Subject to Paragraph 7 above and except as provided herein, both Employer and Employee agree not to disclose the facts or circumstances giving rise to this Agreement to any third party except, as necessary, to its or her immediate family, accountants, legal or financial advisors or otherwise appropriate or necessary individuals as required to effectuate this Agreement or as required by law or court order; provided, however, that Employer and Employee may inform third parties that Employee’s termination and separation occurred in connection with the appointment of a new Chief Executive Officer for Employer.  This Paragraph does not apply to disclosures made pursuant to Section 7 of the National Labor Relations Act.

17.Future Communications. Employee agrees that all future communications with Employer following the Termination Date shall be through Employer’s Chief Human Resources Officer.

18.No Waiver of Breaches of Agreement. The failure of either party to insist upon strict compliance by the other party with any of the covenants or restrictions contained in this Agreement shall not be construed as a waiver, nor shall any course of action deprive either party of the right to require strict compliance with this Agreement.

19.Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions of this Agreement, which shall be fully severable, and given full force and effect.

20.Entire Agreement. The Parties understand and agree that this Agreement may not be modified altered, or changed, except by a written agreement signed by both parties.  This Agreement and the documents referenced herein, including but not limited to the Restrictive Covenant Agreements and Letter, represent the entire agreement and understanding between Employer and Employee concerning the subject matter of this Agreement and Employee’s relationship with Employer, and supersede and replace any and all prior agreements and understandings between the parties concerning the subject matter of this Agreement and Employee’s relationship with Employer, other than as referenced herein. Employee declares and acknowledges that neither Employer nor any of the other Releasees has made any promise or offered any consideration, other than those expressed herein, upon which Employee has relied in entering into this Agreement.

21.Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Colorado without giving effect to its conflicts of laws provisions.

22.Counterparts and Electronic Signature. This Agreement may be signed in counterparts, each of which shall be deemed an original and all of which together shall be one and the same instrument.  A signature hereon sent by facsimile or other electronic means shall be as effective as an original signature.

23.Headings. Section, paragraph and other captions or headings contained in this Agreement are inserted as a matter of convenience and for reference, and in no way define, limit, extend or otherwise describe the scope or intent of this Agreement or any provision hereof and shall not affect in any way the meaning or interpretation of this Agreement.

24.Employee Representation. BY SIGNING THIS SEPARATION AGREEMENT, I AFFIRM THAT I HAVE READ THIS SEPARATION AGREEMENT. I ACKNOWLEDGE THAT I WAS PROVIDED A REASONABLE AND SUFFICIENT PERIOD OF TIME TO CONSIDER WHETHER TO ACCEPT THIS SEPARATION AGREEMENT PRIOR TO SIGNING IT. I AGREE THAT THE PROVISIONS OF THIS SEPARATION AGREEMENT ARE UNDERSTANDABLE TO ME, THAT I HAVE ENTERED INTO THIS SEPARATION AGREEMENT FREELY AND VOLUNTARILY, AND THAT I HEREBY WAS ADVISED TO CONSULT WITH AN ATTORNEY (CHOSEN BY ME, AT MY COST) PRIOR TO SIGNING THIS SEPARATION AGREEMENT.

25.Section 409A of the Internal Revenue Code.  This Agreement is intended to be exempt from or comply and shall be administered in a manner that is intended to be exempt from or comply with Section 409A of the Code and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions.  This Agreement shall be construed and interpreted in accordance with such intent.  In addition, each payment shall be considered a separate payment for purposes of Section 409A of the Code and any termination of employment under this Agreement shall mean a separation from service as defined in Section 409A of the Code and Treas. Reg. §1.409A-1(h)(1)(ii) (or other similar or successor provision).  The parties agree to make such other amendments to this Agreement as are necessary to comply with the requirements of Section 409A of the Code.  Except to the extent earlier payment is permitted by Section 409A of the Code and the regulations promulgated thereunder, in the event that any amount due to the Employee hereunder after the termination of the Employee’s employment shall be considered to be deferred compensation pursuant to Section 409A of the Code, and it is determined that the Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then the Employer shall delay the payment of such amount for six (6) months after the termination of the Employee’s employment (or until the Employee’s death, if earlier) or for such other amount of time as may be necessary to comply with the requirements of Section 409A(a)(2)(B)(i) of the Code.  Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A that is also a business day.

PLEASE READ ENTIRE DOCUMENT BEFORE SIGNING

EMPLOYEE:

/s/ Sarah Kilgore

Sarah Kilgore

Feb 20, 2024

Date

EMPLOYER:

CPI CARD GROUP INC.

By:/s/ Sonya Vollmer

Title:Chief Human Resources Officer

EXHIBIT A

SUPPLEMENTAL RELEASE

Sarah Kilgore (“Employee”) and CPI Card Group Inc. (“Employer”) hereby enter into this Supplemental Release (“Release”) in accordance with the Transition and Separation Agreement between them dated as of January 25, 2024 (the “Agreement”). Capitalized terms not expressly defined in this Release shall have the meanings set forth in the Agreement.

1. Employee’s execution of this Release within seven (7) calendar days after (but not before) the Termination Date is among the conditions to Employee’s receipt of the Separation Benefits, which Employer will provide in accordance with the terms and conditions of the Agreement once the conditions set forth therein and in this Release have been met.

2.Employee individually and on behalf of her heirs, personal representatives, successors and assigns, hereby forever releases, waives and discharges Employer and any parent, subsidiary or otherwise affiliated corporation, partnership, firm or business, and their respective present and former directors, officers, shareholders, owners, managers, supervisors, employees, partners, attorneys, agents and representatives, and their respective successors, heirs and assigns (jointly and severally referred to as “Releasees”), from any and all actions, causes of action, claims, charges, demands, losses, damages, costs, attorneys’ fees, judgments, liens, indebtedness and liabilities of every kind and character, if any, whether known or unknown, suspected or unsuspected, that Employee may have or claim to have, in any way relating to and/or arising out of any event or act of omission or commission occurring prior to Employee’s execution of this Release, or in any way relating to or arising out of the Agreement (including the Release), and/or Employer’s conduct pursuant to this Agreement (including the Release) and/or any tort, statutory or contract claims Employee may have against any of the Releasees, arising or existing through the date of this Agreement (collectively, “Claims”), including but not limited to:

(i) Claims arising under federal, state, or local laws prohibiting age, sex, sexual orientation, gender expression, marital status, race, color, creed, national origin, disability, handicap, religion, and any other form of discrimination, lawful off-duty conduct, or retaliation, including but not limited to, the 1866 Civil Rights Act, 42 U.S.C. § 1981, the Equal Pay Act, 29 U.S.C. § 206(d), the Americans With Disabilities Act, 42 U.S.C.  § 12101, the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., as amended, including as amended by The Older Workers Benefit Protection Act, Pub. Law 101-433, 104 Stat. 978 (1990), Title VII of the 1964 Civil Rights Act, as amended, 42 U.S.C. § 2000e et seq.; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Occupational Safety and Health Act; the Families First Coronavirus Response Act; the Colorado Anti-Discrimination Act, as amended, Colo. Rev. Stat. §§ 24-34-401 to -406; Colo. Rev. Stat. §§ 8-5-101 to -105 (equal pay); Colo. Rev. Stat. §§ 24-114-101 to -103 (whistleblower protection for private employees under contract with the state); Colo. Rev. Stat. § 13-71-126 (jury duty leave); Colo. Rev. Stat. § 1-7-102 (voter leave); and Colo. Rev. Stat. § 24-34-402.5 (off-duty activities);

(ii) any and all other claims, whether grounded in contract or tort theories, including, but not limited to: tort claims, or express or implied contract, quasi contract, or promissory estoppel claims, and;

(iii) retaliatory or wrongful termination claims, or claims alleging constructive discharge; and

(iv) any claims based upon any other theory, whether legal or equitable, arising from or related to any matter or fact arising out the events giving rise to this Release.

This Paragraph 2 is intended by the Parties to be all encompassing and to act as a full and total release of any claim, whether specifically enumerated herein or not, that Employee might have or have had, known or unknown, that exists or ever has existed on or prior to the date of this Release. This release does not include claims which by law cannot be released or to waive a right to any vested benefit.

Nothing in this Agreement shall be construed to prohibit Employee from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”) or a comparable state or local agency. Employee waives any right to recover monetary damages from the Releasees in any charge, complaint or lawsuit filed by Employee or anyone else on behalf of Employee for any released Claims; provided, however, that this Release does not limit Employee’s eligibility to receive an award under applicable law, if any, for providing truthful information to the SEC. By signing this Agreement, Employee represents that Employee has not filed any complaint, charge, or lawsuit against any or all of the Releasees, and has not raised any Claims with a court or government agency against any or all of the Releasees. Nothing in this Agreement is intended to or does restrain Employee from disclosing the underlying facts of any alleged discriminatory or unfair employment practice. For the avoidance of doubt, the disclosure of the underlying facts of any alleged discriminatory or unfair employment practice within the parameters specified within this Paragraph does not constitute disparagement.

Further, claims challenging the validity of this Release under the ADEA as amended by the OWBPA are not released.  The release shall not release the Releasees or any of them from any Claim that by law cannot be waived or released nor shall it release Employer from its obligations under this Agreement or claims related to any already-vested benefits under the terms of any of Employer’s benefit plans.

3. Employee hereby warrants that Employee has not assigned or transferred to any person any portion of any Claim that is released, waived and discharged in Paragraph 2 above. Employee understands and agrees that this Release is personal to her. The duties, rights, and obligations set forth herein may not be delegated or assigned by Employee to any other person without Employer’s prior written consent. Employer’s rights and obligations hereunder may be assigned to any successor following a sale of Employer’s assets, or any other transaction involving a change in control.

4.This Release, the Agreement (including the restrictive covenants in Paragraph 9 of the Agreement and the continuing obligations listed in Paragraph 6 of the Agreement), are the entire agreement of the Parties regarding the matters described in such agreements and supersede any and all prior and/or contemporaneous agreements, oral or written, between the parties regarding such matters.  This Release is governed by Colorado law, may be signed in counterparts, and may be modified only by a writing signed by all parties.

5.Employee Representation. BY SIGNING THIS SUPPLEMENTAL RELEASE, I AFFIRM THAT I HAVE READ THIS SUPPLEMENTAL RELEASE. I ACKNOWLEDGE THAT I WAS PROVIDED A REASONABLE AND SUFFICIENT PERIOD OF TIME TO CONSIDER WHETHER TO ACCEPT THIS SUPPLEMENTAL RELEASE PRIOR TO SIGNING IT. I AGREE THAT THE PROVISIONS OF THIS SUPPLEMENTAL RELEASE ARE UNDERSTANDABLE TO ME, THAT I HAVE ENTERED INTO THIS SUPPLEMENTAL RELEASE FREELY AND VOLUNTARILY, AND THAT I HEREBY WAS ADVISED TO CONSULT WITH AN ATTORNEY (CHOSEN BY ME, AT MY COST) PRIOR TO SIGNING THIS SUPPLEMENTAL RELEASE.

PLEASE READ ENTIRE DOCUMENT BEFORE SIGNING

EMPLOYEE:

/s/ Sarah Kilgore

Sarah Kilgore

Sep 30, 2024

Date

EMPLOYER:

CPI CARD GROUP INC.

By:/s/ Sonya Vollmer

Title:Chief Human Resources Officer